Exhibit 99.2

On October 28, 2008, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC CALL PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani

J.P. Morgan Securities

John Janedis

Wachovia Securities

Troy Mastin

William Blair & Company

Craig Huber

Barclays Capital

Benjamin Schachter

UBS Securities

James Farrant

Morgan Stanley Research

Matt Chesler

Deutsche Bank Securities

Michael Nathanson

Sanford C. Bernstein & Co.

Sara Gubins

Merrill Lynch

Daniel Salmon

BMO Capital Markets

Peter Stabler

Credit Suisse Securities

Catriona Fallon

Citigroup

Andrew Berg

Post Advisory Group

Mark Altherr

Credit Suisse Securities

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning and welcome to the Interpublic Group third quarter 2008 earnings conference call. . . . I would like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Good morning. Thank you for joining us.

We have posted our earnings release and our slide presentation on our website, interpublic.com, and we’ll refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks to be followed by Q&A, and we plan to conclude before market open at 9:30 Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to uncertainties in the cautionary statement included in our earnings release and our slide presentation, and further detailed in our 10-Q and other filings with the SEC. At this point it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you all for joining us this morning as we review our results for the third quarter and first nine months of 2008.

I’ll begin by covering the highlights of our performance, and Frank will take us through the results in detail. After his remarks, I will return with closing comments before we move on to the Q&A.

We are very pleased with results that we are sharing with you today. Our performance for both the quarter and the year to date are the strongest that IPG has delivered in many years.

Organic revenue growth of 7.6% in the quarter and 6.4% for the nine months put us in the top ranks of our industry. We had contributions to growth across the marketing disciplines, and the strong results we are sharing with you were achieved against a difficult comp in the third quarter a year ago.

Turning to operating margin, we saw good progress from 3.3% in the third quarter of 2007, to 6.7% for the same period this year. We are seeing improvements in all our key cost ratios and operating margins before restructuring for the past 12 months at just north of 8%, continuing what is now a two-year trend of improving profitability quarter by quarter.

All of our major units are showing improvements in their financial performance thus far this year.

As a result of these factors, we saw our third quarter operating income rise from 51 million in 2007 to 116 million this year. For the first nine months, operating income jumped from 73 million in 2007 to 259 million this year.

All of this is very positive news and demonstrates that we continue to succeed in delivering significant progress against the financial targets that we set for 2008. This is a testament to our people and the talent and professional excellence that exists across our many great agencies, as well as to existing strong management and discipline in all our units. This kind of progress is what we foresaw when we set out to transform IPG.

What no one could have seen coming, of course, is the dramatic deterioration of the economic environment in which we are operating and the resulting impact on the financial markets. Through the first nine months of this year, our results did not reflect these developments. However, during the past month or so, as the crisis began to impact the global economy, we’re seeing it beginning to weigh on marketers’ plans for both the fourth quarter and 2009. This makes the prospects of a slowdown in client spend more of a risk.

We believe that with our strong performance year to date, we remain positioned to achieve our financial objectives for 2008. However, the impact of an increasingly unsettled and volatile business environment on our sector does create a risk to meeting our stated goals. I will have more to add on this in my closing remarks, but for now let me turn things over to Frank.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning.

As Michael indicated, we are very pleased with the performance in Q3 and the nine months. The quarter results demonstrate that we continue to make significant progress on both growth and profitability. I will remind everyone that the presentation slides which accompany our remarks are available on our website.

Turning to Slide 2, consolidated organic revenue growth was 7.6%, led by growth in the U.S. against a strong comparable quarter and the U.K. with solid performance across our advertising and marketing disciplines. Operating income was 116 million, more than twice the same period last year. Operating margin expanded to 6.7% from 3.3%, reflecting improved leverage on sales and related expenses. In general, all controllable expenses were well-managed in support of our growth. Our diluted earnings per share were $0.08 compared with a loss of $0.06 a year ago.

Turning to Slide 3, you can see our complete P&L for the third quarter. I will cover revenue and operating expenses in detail on the slides to follow.

On Slide 4, we provide additional detail on revenue.

•	Reported revenue in the quarter is 1.74 billion, an increase of 11.5%. Compared to Q3 ’07, exchange rates had a positive impact of 2.3%, while net business acquisitions added 1.6%.
•	Organic revenue growth of 7.6% compares to 5.7% in Q3 ’07. Growth was attributable to higher revenue from existing clients and from net new business wins.
•

Our events marketing business was a strong contributor to growth, so it is worth noting that new events business typically comes with relatively high pass-through revenues and expenses. This occurs when we book offsetting revenue expenses in the use of third parties. Such revenues and expenses occur in equal amount, so apart from our fees, they are profit-neutral, and typically their growth is immaterial to our consolidated growth rate. But in Q3, their strong increase contributed 1.8%, approximately $30 million, to organic revenue growth. The expense offset is in O&G.

On the bottom half of this slide, you can see that both operating segments performed well in the quarter.

•	At our Integrated Agency Networks, reported revenue grew 10.6%, and the organic increase was 5.6%. Our growth was led by media, digital and activation, as well as advertising.
•

At our Constituency Management Group, reported revenue grew 16.8%, and the organic increase was 18.3%. Performance was strong in all our major agencies and disciplines, including events marketing, public relations, branding, and sports marketing.

Slide 5 provides a break down of Q3 revenue growth by region.

•

In the U.S., organic revenue growth was 7.9% against 6.8% in Q3 ’07. We had a growth across our full range of advertising and marketing disciplines, led by Mediabrands; McCann Worldgroup’s MRM and Momentum units; our Hill Holliday and Deutsche agencies; public relations agencies Weber Shandwick and GolinHarris; and Jack Morton in events. This brings organic revenue growth for the nine months to 5.4%.

•	Internationally, reported revenue growth was 15%, which includes a significant currency lift. Organic growth was 7.2% in Q3, and 7.8% for the nine months.

•

In the U.K., Q3 organic growth was 21.1%, a terrific result that includes the performance of our events business Jack Morton. It is worth noting that, separate of our events business, organic growth was 13% in the U.K., attributable to new business and higher existing client revenue at McCann and Lowe.

•

In continental Europe, organic growth was 6.8%, paced by McCann and Lowe, with new client wins and increases from existing clients. Among the largest markets we had increases in were Germany, France and Spain.

•

In AsiaPac, Q3 organic growth was 1.9%. We had strong gains in India and solid growth in China. Growth in the region has slowed due to challenging economic conditions in Japan, where we have a major presence through McCann Erickson.

•	In Latin America, organic revenue growth was 3.1%, led by McCann, due to higher revenue from existing clients.
•	Our other markets category increased 28% as reported, primarily due to currency and acquisitions.

On Slide 6, we present the longer view of organic revenue growth that tracks our progress on a trailing-12-month basis over the turnaround period. As you can see, organic revenue growth has trended up strongly, and was 5% for the most recent 12 months.

On Slide 7, we move on to a closer look at operating expenses.

•	Consolidated operating margin grew 340 basis points from a year ago.
•	Salaries and related expense were 1.09 billion in the quarter, 62.8% of revenue, compared with 66.3% of revenue a year ago, an improvement of 350 basis points.
°	As you will see in the appendix to our presentation slides, leverage on base salaries and benefits improved 180 basis points in the quarter and 130 basis points for the nine months.
°	Incentive expense decreased in Q3 from a year ago, due to more ratable recognition of our annual plan compared to last year.
°	Temporary labor, which has been an area of focus for us, decreased to 3.1% of revenue from 3.6% a year ago.
°

It is worth noting that salaries as a percentage of revenue benefit from our incremental pass-through revenue in the quarter, and that our leverage improvement in the quarter was still strong on approximately 250 basis points adjusting for that effect.

•	Office and general expenses on the lower half of this slide were 526 million, 30.2% of revenue compared to 30.1% of revenue a year ago.

°	The organic increase was 9.2%, but the comparison reflects the increases in pass-through expenses, which are offset in revenue.
°	Excluding that impact, O&G expenses increased only 3.3% organically, and leverage improved approximately 50 basis points.
°	As you can see in the presentation appendix, real estate utilization improved as a percent of revenues, which is the result of ongoing operating disciplines and the cost actions taken in 2007.

On Slide 8, we show continuing progress on operating margin on a trailing-12-month basis, which is one of our primary financial objectives. This excludes past restructuring and impairment charges in order to capture the trend in underlying results. Q3 was our 9th consecutive quarter of improvement, and as you can see, adjusted operating margin over the last 12 months was 8.1%.

On Slide 9, we turn to cash flow for the year-to-date period.

•	For the nine months, cash generated from operations was 146 million, compared with the use of 209 million in 2007, an improvement of 365 million.
•

Working capital used 159 million in the nine months, which is an improvement of 235 million from last year. We would typically expect to use — the use of cash and working capital for the first nine months, due to the seasonal nature of our business. Working capital management continues to be an area of strong focus for us. Investing activities used 196 million in the nine months, including 75 million in Q3 related to four acquisitions that were closed. The most significant of these were:

°	The Middle East Communications Network, the premier marketing services group in the Middle East/North Africa region, where we moved from a minority to a majority position; and
°	HUGE, a terrific digital agency based in New York in which we took a majority interest.
•

The net change in cash and marketable securities in the nine months was a seasonal decrease of 323 million compared with decrease of 431 million a year ago. This is an improvement of 108 million, notwithstanding our redemption of 191 million of convertible notes in March of this year.

Turning to our balance sheet on Slide 10, you can see that we ended Q3 with 1.7 billion in cash and short-term marketable securities. That is an increase of 174 million from a year ago, while again having redeemed the converts in March of this year.

Our debt maturity schedule as of quarter end is presented on Slide 11.

•	Total debt at quarter end was 2.1 billion. Our maturities are well-spaced going forward, with 250 million maturing in November 2009 and the same amount in November 2010.
•	We were pleased to initiate our new 335 million revolving credit facility with a group of leading banks in the quarter, which has a three-year commitment.
•	We continue to have the $750 million ELF facility in place until June 2009 as well.
•

Along with our cash position and the fact that we do not rely on short-term financing, our liquidity continues to be strong, which is particular important given the current situation in the credit markets.

In summary, this was the best Q3 and nine months in many years for IPG. With improved controls, business processes, systems and talent, we believe we are in a much stronger position to navigate through today’s more challenging business environment. We have strong liquidity. Our businesses are demonstrating full competitiveness, and we are successfully utilizing enhanced financial tools and insight to improve efficiency and profitability so as to drive improved performance across the board.

Now let me turn it back over to Michael.

Mr. Roth:

Thank you, Frank.

As you can see, our performance for Q3 and the first nine months was strong. Profitability continues to improve. We posted very good organic revenue growth with additional assignments from existing clients, as well as new business wins. The growth was across all marketing disciplines. We continue to see demand for digital, marketing services, integrated solutions and high value strategic thinking in advertising and media, as well as strong capabilities in the emerging economies.

We have made important moves in recent times to further improve our position in key growth markets and in emerging media capabilities. We will remain focused on these areas for potential acquisitions and alliances.

Topmost on our agenda is keeping the positive momentum we are building and making all of our agencies’ offerings fully competitive. This means creating solutions for clients that put the right people and the right tools at their disposal at the right time to connect with consumers. As such, we will continue to invest appropriately in talent and tools in strategically critical areas for the long-term health of the business.

The other item that is top of the mind for us is staying close to the broader economic developments and reacting quickly to protect our margins.

As I mentioned in my opening remarks, the difficult global economic situation is leading to increased caution on the part of our clients. To date, we have experienced a limited number of delays and cancellations in some fourth quarter project spending. There is no clear pattern to it, though we are seeing softness in the financial sector and auto continues to be hit. By region, we are seeing softness in Japan and some softness in project spend in European markets.

The question we cannot answer with certainty is whether there is more to come, and the degree to which we will see activity curtailed. We will continue our dialogue with our clients and work closely with them to achieve their business needs, and also continue to do something we have pledged to you since the beginning of this year, which is to manage the business very conservatively as we move through this period of uncertainty.

We continue to believe that our model, based on the full range of marketing disciplines and broad geographic presence, will provide some measure of protection. As you know, the momentum of the economic downturn is calling into question every business assumption, no matter what industry you are in. Nonetheless, we continue to believe we are in positions to achieve our financial objectives for 2008, although the degree to which economic conditions further deteriorate is a risk to meeting these goals.

We will be extremely focused on controlling costs and managing margins and, at the same time, continue to partner with our clients. That’s what we are asking of our operating management and of ourselves. It is what is required to consolidate and build on the progress we have been making, and to enhance IPG’s long-term value.

With that, I want to thank you for being with us, and open up the floor to questions.

QUESTIONS AND ANSWERS

Operator:

Thank you. Our first question comes from Alexia Quadrani with JP Morgan. Your line is open, and you may ask your question.

Alexia Quadrani, J.P. Morgan Securities, Inc.:

Hi, thank you. Could you just give us a bit more color on how the quarter progressed? Specifically, was there a significant change in organic growth in September versus the rest of the quarter, and maybe how much of a dropoff do you think you can quantify a bit more for October? Though I know it’s still early.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Actually, Alexia, September was a strong month for us. So it wasn’t that we were seeing deterioration. Obviously, I referenced in my remarks some drop offs in special projects in October, but we don’t see that as a major pattern.

Ms. Quadrani:

And when you look at your auto clients, how much — how has the revenue come in versus your expectations? And could you give us a sense of maybe how conservative you’re being for that vertical going going forward in terms of your expense planning?

Mr. Roth:

Obviously, when the year started, we anticipated a pull-back in automotive, so as far as our planning process, it may be slightly down, but it’s not a significant miss in terms of what we were expecting. On the positive side, we picked up some new business at General Motors with respect to the CRM business, so we’re encouraged by that. So although it’s obviously troubling, it’s not that far removed from what we had assumed.

Ms. Quadrani:

And just lastly, how low do you think your organic revenue growth can get in Q4 for you to still meet the low end of your guidance?

Mr Roth:

I know that’s a key question, and obviously we’re looking at it very carefully. Obviously, to the extent we’re flat in the fourth quarter, we should be okay in terms of meeting our objectives. To the extent it goes negative, that’s where we have to look very carefully at managing our costs and see how it impacts us.

Ms. Quadrani:

Well, thank you and congratulations on such a strong quarter.

Mr. Roth:

Thank you, Alexia.

Operator:

Our next question comes from John Janedis with Wachovia. Your line is open.

John Janedis, Wachovia Securities:

All right, thank you. Just one quick one, guys. What are you hearing from the BRIC countries as we head into ’09, and are you seeing concerns there anywhere near the levels of the U.S. or Europe? Thanks.

Mr. Roth:

You know, obviously, there’s concerns all over the world, not just the BRIC countries, and there’s a lot of uncertainty, you know. It ranges depending on sector and the geographic areas, John, and I can’t tell you one specific area versus the other. Obviously, we did see some softening in the BRIC countries, and obviously what’s going on in the capital markets are worrisome. But I can’t point to anything specific that would call to attention one particular area.

Mr. Janedis:

Okay, thanks.

Operator:

Our next question comes from Troy Mastin with William Blair & Company. Your line is open.

Troy Mastin, William Blair & Company:

Good morning, thank you. Kind of a follow-up to what Alexia had asked. And I know this is hard to answer. But I’m curious if you could provide some guess regarding looking into ’09, at what level of organic revenue growth or perhaps contraction you would experience negative operating leverage?

Mr. Roth:

You know, our goal — you know, obviously it’s too soon — we want to get through the fourth quarter before we get to 2009. Our goal is to continue improving our margins, as we said we were going to do. So, therefore, our marching orders are that even if we don’t see organic growth, we have to improve our margins by keeping our eyes on our cost profile. And that’s how we’re going into the planning cycle.

Mr. Mastin:

So is it fair to say that if you had flat organic in ’09 you would still expect to achieve margin improvement?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Yes.

Mr. Roth:

That’s what we’re driving towards, yes.

Mr. Mastin:

Okay. And then in terms of the fourth quarter, can you give us an estimate of how much — as a percentage of revenue or in dollars — is project-oriented, and how substantial the cuts or the delays you’ve seen so far in the fourth quarter have been relative to the potential cancellations or delays?

Mr Roth:

You know, the cancellations have been spotty. I know the question is how much. We don’t know the exact number. But we’re using an approximate number of around 75 million for the quarter in terms of project. That’s probably conservative.

Mr. Mergenthaler:

And Troy, in a normal year, we’d have pretty good visibility as to the likelihood those projects would be canceled or the risk, but it’s not a normal year.

Mr. Mastin:

Okay, make sure I understand conservative. Does conservative mean 75 million is a low guess or is that a high guess?

Mr. Mergenthaler:

Probably a high guess.

Mr. Roth:

High guess.

Mr. Mastin:

Okay, just wanted to make sure. And then, you mentioned that you had some event business that was — it sounded like kind of abnormally high in the third quarter. I just want to understand the 30 million that you referenced. Was that incremental versus last year, or was that total? And if it was total, how much of a similar revenue did you have last year?

Mr. Mergenthaler:

That was two discrete projects. It’s new business. The 30 million is the “pass-through effect,” which in the event business we act as either a principal or an agent. When we’re an agent, we just get paid a fee. When we’re a principal, we take a little more risk. Then the P&L effect is a gross-up of our revenue expenses. So that 30 million is incremental revenue that you are seeing it go through our revenue line and our expense line, so it’s profit neutral. On top of that, we get a fee, and that’s also in our revenue line.

Mr. Mastin:

Okay, good. And then maybe one final one. On digital, I’m curious, based on what you have encountered so far in the third quarter, what you are hearing early in the fourth quarter? Do you feel like digital is being meaningfully impacted by the environment? Maybe it accelerated its growth of the third quarter? Just, what can you tell us about what you are seeing in digital?

Mr. Roth:

You know, one of the things — obviously there’s — digital includes a lot of things. You know, digital — when you talk digital in our business these days, it’s not just the traditional digital, as you know. I mean, digital is part of our PR business. It’s part of our event business. It’s part of all our marketing services business. And clearly, clients are looking to spend more in digital than in traditional media, if you will. The good part of digital is that it is measurable. A lot of the business is measurable. So, therefore, if clients are looking to be conservative in terms of where they spend their dollars, they are more likely to spend it in an arena — for example, in behavior-based marketing — where it’s measurable. So if you spend X dollars, you will know what the return is. So that’s the kind of dialogue we’re having with our clients with respect to the digital environment.

Mr. Mastin:

Is it fair to say that’s holding up better and maybe not showing many signs of weakness right now?

Mr. Roth:

I’d say it’s easier to see it, and it’s easier to work with our clients, so probably yes.

Mr. Mastin:

Okay. Thank you.

Mr. Roth:

You’re welcome.

Operator:

Our next question from Craig Huber with Barclays Capital. Your line is open.

Craig Huber, Barclays Capital:

Yes, good morning. Couple of things, please. One, hypothetically, if your organic revenues were down next year, just given the macro environment, can you just go through a little bit with us the nine cost categories you break out in your presentation packet, where you think you have a lot of flexibility there? I assume temporary help, incentive compensation. Can you also just kind of touch on the O&G lines where you have some flexibility, and how much, perhaps?

Mr. Mergenthaler:

I think, Craig — it’s Frank — the largest area, the opportunity we focus on is the salary line, both in full-time salary and also temporary labor. When you go to O&G, the variability of that cost base is not significant. With respect to real estate, things like that, very difficult to make short-term adjustments and have any material impact on that.

Mr. Roth:

You know, and also, to the extent it’s project-based, it’s a lot easier to manage the costs that are associated with it because it’s specifically to that project. On a more general basis, that’s where the management comes into play, in terms of anticipating what’s necessary to service our existing clients. You know, we don’t want to lose sight of the fact that we have to continue to do that. And we have the processes now from a financial point of view to make sure we’re watching that.

Mr. Huber:

Just — I mean, what I’m curious here about is, given the significant progress you guys have made in this turnaround the last couple of years, given the macro environment, which is clearly not your fault — none of our faults . . .

Mr. Roth:

Thank you.

Mr. Huber:

. . . would you be willing to take down your employee base if you had down organic revenues next year? But, of course, that would also hurt your turnaround going forward once we get through this down cycle.

Mr. Roth:

You know, when — I mean, it’s obviously the $64 question. And what we do is, when we deal with our business units, we have to manage to the margins, and frankly, it’s up to the management to decide how they’re going to do that, and there are different ways of doing it. And certainly to the extent that there’s no revenue and the people associated with revenue generation aren’t being efficient or productive, then you have to look at whether they’re required in this environment. So it’s really on a case-by-case study, where you have to look at how you are going to operate in the margins. You know, some of our businesses are going to be up. It’s not that everybody is going to be down. So therefore, in some instances could we’ll invest in more people, and in some cases we’ll have to reduce the amount of headcount.

Mr. Huber:

Then my other question, too, can you help us just think about the organic revenue growth you had in the quarter? What percentage of that came from new business as opposed to just further business with existing clients?

Mr. Roth:

Most of it is coming from our existing clients.

Mr. Huber:

Okay. And lastly, just to nit pick, you mentioned project revenue, roughly 75 million conservative this year. What was that figure a year ago fourth quarter, please?

Mr. Mergenthaler:

We don’t believe it would be materially different.

Mr. Huber:

Okay, very good, thank you.

Mr. Roth:

Thank you, Craig.

Operator:

Our next question is from Ben Schachter, UBS. Your line is open.

Benjamin Schachter, UBS Securities:

Hey, guys. First, congratulations on a really nice quarter.

Mr. Roth:

Thank you.

Mr. Schachter:

When you are looking at the U.K. and you see the strong growth there, can you walk through how that might look in 4Q, and any initial thoughts on 2009? And then on 2009, when do you think you are going to begin to have more clarity on what budgets look like? Is that a November timeframe, or are you waiting much longer than you have in the past?

Mr. Roth:

Well, we’re in the middle of doing our planning now. Probably in November we’ll have better visibility into 2009, and that’s when we’ll have our targets finalized and so on. Your other question, you broke up.

Mr. Schachter:

U.K. organic growth.

Mr. Mergenthaler:

When you look at the U.K. organic growth this quarter of 21%, when you pull out the event business you still had pure organic growth around 13%, and we’ve called out over the past two years about a significant amount of investment we’ve made in talent across all of our agencies in the U.K., and what we’re seeing is a it lot of our core agencies — McCann and Lowe — had very strong quarters. So what we’re starting to see is those teams take hold, and we would expect them to continue to show strong performance.

Mr. Schachter:

But the main reason I was asking is you’re seeing a lot of weakness in the U.K., and some people say it’s even more exaggerated than it is here, so do you think the U.K. will continue to outgrow the U.S., both in 4Q and 2009?

Mr. Mergenthaler:

We don’t have visibility in 2009. We’re pleased with the turnaround in performance we’ve seen in the U.K. through the nine months, and we’re pleased with the management teams we have put into that market.

Mr. Roth:

You know, obviously, the turnaround in Lowe was helpful there, and we had some business wins in Lowe that attributed to that.

Mr. Schachter

Great, thanks.

Operator:

Our next question is from James Farrant with Morgan Stanley. Your line is open.

James Farrant, Morgan Stanley Research:

Thanks, guys, and great quarter. Just one quick one. Given that you’ve got the new 335 million facility in place and the lapsing of the ELF facility next year, are there any plans to put in any incremental facility as you look into next year? And then can you sort of talk about what your sort of plan is once the lapsing of the facility gets through, and what your plans are in cash deployment?

Mr. Roth:

You know, one of the things we’ve been very successful at is being very conservative and opportunistic when the markets present themselves. So to the extent there’s an opportunity for us to put in a facility that would — on a more normalized basis — to replace the ELF, then that’s obviously what we will do. But right now, given the market conditions, we’re fortunate in that we don’t have to do anything right now. So that’s the way we’ve been looking at it.

We’ve always said when everything turned to normal we would take a look at our excess cash positions and see what we do with that excess cash. Fortunately, that excess cash is a very important thing for us to have in this environment, and we’re pleased that we have it. So we want to see the markets settle down before we commit to do anything with our excess cash.

Mr. Farrant:

Great, thanks.

Operator:

Our next question is from Matt Chesler, Deutsche Bank. Your line is open.

Matt Chesler, Deutsche Bank Securities:

Thank you. Good morning. I have a follow-up to Craig’s question about new business wins. You know, you certainly highlighted that the growth in the quarter driven by new business — by spending from existing clients. How are you doing year to date on new business wins? Are you still positive?

Mr. Roth:

Yes. The answer to that is yes. Obviously, there are not a lot of new business pitches out there. We’re participating in the big ones that are out there, and we expect to see one or two before year end, but we’re net new business positive for the year.

Mr. Chesler:

Are you more or less new business positive this quarter as opposed to last quarter?

Mr. Roth:

I would say last quarter was a little stronger on new business than this quarter, but it’s hard to tell. The important thing is we’re net new business positive for the year.

Mr. Chesler:

Okay. Comment, if you would, on two of the components of your turnaround plan. One is Draftfcb — I didn’t hear that agency mentioned during the quarter. And if you read the trade press, it sounds like there’s a bit of musical chairs going on there. And Lowe — you highlighted some strength there, but again, it’s a little bit in conflict with what the trade press is reporting.

Mr. Roth:

Well, let me talk about Lowe. I don’t think the trade reports are at all accurate with respect to Lowe. What they’re focusing on is some management issues with Lowe; but from a business perspective, we continue — we had committed to Lowe being profitable in 2008, and we expect to deliver on that. The trade press is focusing on, frankly, Steve Gatfield, and we do have a search to find someone to replace Steve; but the existing management team, including Steve, is working very carefully in the markets right now. Tony Wright, Fernando and Kevin and the rest of the team out there are doing a terrific job. So we’re very pleased with the management of Lowe, and frankly, this is — for the first time in a number of years, we’re seeing an orderly transitions in terms of management at Lowe. So we’re pleased with that, and we’re going through the process, and it’s going quite smoothly.

Draftfcb, if you recall, the noise in Draftfcb, frankly, is pretty much in New York because of some of the — you know, when Verizon moved over to McCann, there was some holes left in the New York Draftfcb, but the rest of Draftfcb is performing very well. They’re in line with what they said they would do for 2008, and we’re focusing on giving a boost to the New York office of Draftfcb, but Chicago and the rest of the world are performing extremely well.

Mr. Chesler:

And you talked about the strong performance of Lowe. At this point, are they still on track to be profitable for this year? Are there any events that might jeopardize — notwithstanding any prospective changes in fourth quarter spending — but were there any events that might jeopardize their ability to reach profitability in 2008?

Mr. Roth:

No. In fact, I think, I just said, they’re on track to be profitable for 2008. Obviously,

when we say profitable, it’s just profitable. It’s not at the margins that the rest of our businesses are at, but obviously that’s the opportunity going forward.

Mr. Chesler:

Thank you.

Mr. Roth:

Thank you.

Operator:

Our next question is from Michael Nathanson with Sanford Bernstein. Your line is open.

Michael Nathanson, Sanford C. Bernstein & Co.:

Thanks, I have two housekeepings for Frank, and then two on the cost side. Frank, I’m looking at Slide — Page 4, the CMG growth in the quarter. You mentioned there’s 30 million in project revenues. Was that all related to CMG, or is that split . . . ?

Mr. Mergenthaler:

Michael, it is. So if you look at the CMG growth of 18.3%, if you take out the specific projected-related work, a more normalized growth rate is about 7.8%.

Mr. Nathanson:

Okay, and another housekeeping was, I wondered if you could help us with your forex for the rest of the year and ’09. I think it’s important that everyone has the same numbers on the page.

Mr. Mergenthaler:

We’ve taken a very top-level look at that. That I think the head wind in the second quarter is about 2%, and the head wind in the fourth quarter is 3 to 4%; but quite candidly, that’s more of a guesstimate at this point.

Mr. Nathanson:

Okay, so it’s 3 to 4% in the fourth . . .

Mr. Mergenthaler:

No, 2% in the fourth, 3 to 4% in ’09.

Mr. Nathanson:

Okay, and then, too, on the cost side, looks like professional fees are starting to really level off here. I wonder, is there another leg down, or is this kind of the current — a good run rate into the future?

Mr. Mergenthaler:

I think we’ve made dramatic improvement, and we’ll always continue to drive those costs down. But we’re not there yet, and I think that we are starting to normalize, but we would expect to see continued improvement into ’09.

Mr. Nathanson:

Okay, and then last one would be on the incentive comp. I think you’ve said to us over the past, don’t read too much into quarter over quarter changes in incentive comp; but I wonder, on a 12-month basis — on a year basis — what’s the relationship, do you think? How should we think about the relationship between incentive comp and organic revenue growth?

Mr. Mergenthaler:

I think we’ve called out that a range for a reasonable number is roughly 3.5% of revenues. And I think we’re still — we still believe that’s the right range.

Mr. Nathanson:

Thanks.

Mr. Mergenthaler:

You’re welcome.

Operator:

Our next question, from Sara Gubins of Merrill Lynch. Your line is open.

Sara Gubins, Merrill Lynch:

Hi, thank you. Aside from project-based noise or some cutbacks, are there particular disciplines where clients are being either more or less cautious or talking about cutting back?

Mr. Roth:

No, I think it’s on a client by client basis. Projects are easier to see because, first of all, it’s immediate, and you see the benefit. But as far as the overall spend, I think it’s important to talk about what clients do in a challenged environment. Certainly the fact that even in a difficult environment many of our clients view spending to continue to build brand as an important aspect of their marketing dollars. So we are seeing that. In fact, our conversations with clients, you know, say that we have to continue to spend — to build our brand so that when the market turns we haven’t lost market share. So it’s not any particular discipline that we’re seeing cutbacks on.

As I said, the clients are being very, very cautious, and we have to be able to really show that we’re moving the needle in terms of the dollars that are being spent, so we’ve invested in a lot of tools for measurement. Obviously, behavioral-based marking helps with respect to that type of analysis. But I think the clients are basically saying, you know, we’re seeing demand, we have to focus on where the demand is and what we can do to continue to maintain our market share. I think it would be a mistake — and I’m not just saying it because we’re in the business — but it’s a mistake for marketers to pull back completely in this environment, because when it turns around, they’ll lose market share if they haven’t done that.

Ms. Gubins:

Thank you. And then just two other quick questions. The first is, do the — would you expect the pass-through revenue and costs to also impact the fourth quarter? And are you still expecting about 150 million in acquisition spend for the year?

Mr. Mergenthaler:

For the pass-through costs, in prior quarters it’s been negligible on a — for a growth contributor. So this was a bit of an anomaly, so we wouldn’t expect, again — you’re always going to have pass-through, but we don’t expect it will have a material impact on growth. And with respect to acquisition spend, the 150 million is still a pretty good number.

Ms. Gubins:

Thank you.

Mr. Mergenthaler:

You’re welcome.

Operator:

Our next question from Dan Salmon, BMO Capital Markets. Your line is open.

Daniel Salmon, BMO Capital Markets:

Hey, guys, thanks for taking the call.

Mr. Roth:

Sure.

Mr. Salmon:

I wanted to dig in a little bit on some of the regional growth rates outside of the U.S. and the U.K. You mentioned Japan was weighing down Asia Pacific. Can you give us maybe a little color on Asia Pacific ex Japan?

Mr. Mergenthaler:

China was still pretty strong at about 6% growth. That’s off a very strong Q2 with the Olympics. India was low double digits. Brazil was relatively robust. So when you pull Japan out of the mix, the rest of the developing market, Southeast Asia was relatively strong. So again, we have such a big presence in Japan it distorts the regional disclosure, but the rest of the region is doing fine.

Mr. Salmon:

Okay, great. Hit me on Brazil there, as well. And sort of the big picture question that goes with that is, obviously, there were some one-time effects in Europe, but even Western European growth was strong, although you will mentioned maybe some project worries there. What’s your take on sort of the decoupling theory between the emerging markets and then the larger U.K., Western European, U.S. markets, and how the economic troubles that have been focused on the more mature markets may drip into some of those faster growing smaller markets?

Mr. Roth:

You know, you have to distinguish between local markets and global markets, okay? And clients that are global. Certainly you are going to see a more immediate impact on local, particular on the media side, and the local spend. And we’re going to see that. And again, whether that’s temporary or not it’s going to be a function of how long it takes for recovery.

In terms of the global environment, as I said, we see our global clients continue to invest in these emerging markets. They view them as important markets for the future, and this is an opportunity to build brand, and I believe we are going to see it. It’s not going to be easy, and whatever dollars are being spent are being very carefully allocated, but there’s still going to be a spend, and unless we see some major depression out there, I think there will be — continue to be — a spend, and the question is, tactically, where it’s going to come from, but — and that’s what our job is. Our job is to work with our clients to see where they can best spend their dollars.

Mr. Salmon:

Okay. Thank you.

Mr. Roth:

You’re welcome.

Operator

Our next question from Peter Stabler, Credit Suisse. Your line is open.

Peter Stabler: Credit Suisse Securities:

Good morning. Thanks for taking the question.

Mr. Roth:

Sure.

Mr. Stabler:

As you look ahead to ’09, we’re really in this period right now where clients are sitting down with their agencies discussing scope of work agreements for next year, are you noticing any changes to the structure of those agreements? For instance, are you seeing an increase of clients requesting six-month deals rather than typical annual?

Mr. Roth:

You know, we haven’t seen that. We just recently had a big training session, and we had two of our major clients — I won’t mention who they are — but they’re — they addressed our group, and both of them were very aggressive in terms of what they see in the marketplace and how important the relationship with their agencies are in terms of moving the needle. And what they’re looking for is a partnership between us and them to make sure that their dollars are being spent wisely. It’s not that they’re cutting back or they are looking to do it on a shorter time frame. They just want to make sure that they’re getting the most for their dollars, and that’s the challenge for us. And we have to prove that, (a) we’re adding value; (b) we’re being the most efficient that we can in terms of the price; and that’s how we move forward. But I haven’t — we haven’t seen it. It may be out there on a local basis, but we haven’t seen any major restructuring of our contracts like that.

Mr. Stabler:

All right. Thanks very much, and congratulations on the quarter.

Mr. Roth:

Thank you.

Operator:

Our next question from Catriona Fallon with Citigroup. Your line is open.

Catriona Fallon, Citigroup:

Yes, thanks for taking the question, and nice quarter.

Mr. Roth:

Thank you.

Ms. Fallon:

Question on the working capital. Looked like there was a nice improvement in working capital. Is this a one-time change, or is this something kind of permanent — so essentially, does this reverse if organic growth changes or drops?

Mr. Mergenthaler:

Catriona, working capital has been an area that all of our agencies have been focusing on for the past year and a half. So we now have financial executives around the globe incentivized on more aggressively managing working capital. So we’re seeing the improvement in that now. But again, working capital is volatile quarter to quarter, but we would expect to see continued improvement off of what we believe was historically an area we underinvested behind management time.

Ms. Fallon:

Great. And then I read somewhere that in Europe you are combining Rivet into Lowe in London, I guess for the Nokia contract. Are there more opportunities to do that type of consolidation, and how much do you really achieve on the cost side from bringing agencies together?

Mr. Roth:

That was not done as a result of a cost initiative. What that was is — again we’re always looking for the best way to service our clients, and in this case because — and it also goes to show how one of the benefits of a holding company is that you use all your resource that are available. In this case, Rivet, which is part of Draftfcb, was working very closely with Lowe and Nokia, and the conclusion was that it would be better served to be working together through Lowe on this particular area. Draftfcb continues to work with Nokia as well. So it wasn’t so much driven by cost as it was a working relationship among the client, as well as the IPG agencies.

We’re always looking at ways to be more efficient in terms of not duplicating resources with respect to existing geographic areas. But I wouldn’t view it as a wholesale consolidation looking throughout the world. We’re opportunistic. We look at what’s efficient, and that’s how we move.

Ms. Fallon:

Okay. And then my last question is kind of a big picture one, or theoretical one. If clients are talking about the need to cut ad spend into ’09, what does that really mean for their spend with IPG agencies? If, for instance, the idea is to cut spend 10%, does that mean — you know, what portion of that will be on the media buying versus on the creative aspect of the spend? So how should we be thinking about clients’ need to cut costs versus their need to maintain the creative aspect?

Mr. Roth:

Well, there are two ways of looking at it. First is the delay spend, and that is, when it comes to year end, they move projects, they move work, into 2009 versus 2008. Some of that is taking place. Some of it is on the project side, doesn’t come back. That will affect, as we have been talking about throughout this call. As far as where they cut and what the impact is, that’s where the tools that we have and how we work with our clients in terms of where they spend their dollars.

It will depend. If there’s a business to business environment, they may cut traditional TV versus print or internet. I mean, that’s what the tools that we use with respect to how you allocate your spend becomes relevant. And so it will depend on the client and it will depend on the environment. But, you know, in some cases, it will be media. Some cases, it won’t. And there’s no blanket rule.

But, you know, the other side of it is how much of it is a cut in scope and how it affects us. Obviously if it’s a cut in scope, and we have the ability to reduce the amount of people that are allocated to it, we are talking about reductions in margin as opposed to anything else. So that all goes into the mix of how we do our planning for 2009, which is exactly what we’re looking at now.

Ms. Fallon:

Great. All right, thank you, and good performance in this environment.

Mr. Roth:

Thank you very much.

Operator:

Our next question is from Andrew Berg with Post Advisory Group. Your line is open.

Andrew Berg, Post Advisory Group:

It was asked and answered. Thank you.

Mr. Roth

Oh, thank you. Okay.

Operator:

We do have a question from Mark Altherr with Credit Suisse. Your line is open.

Mark Altherr, Credit Suisse Securities:

Yes, hi, thanks very much. Most expectations are for rents to be moving lower in the next couple years. Would that be — could that be a significant improvement for you? Do enough of your leases come up during the next year or so that you might be able to negotiate down?

Mr. Mergenthaler:

We’re always — we have a very aggressive real estate team. I think we’ve made significant progress over the past three years in pushing our rental cost down. It’s predicated on markets and maturity of leases, but we’ve got fairly sizable presence in most major cities. A lot of those leases are at very favorable rates still. So we’ll continue to look at opportunities, and we’ll push very hard.

Mr. Altherr:

Okay, second thing. Not to beat on the working capital again, but the year to date it’s been strong. Was this again just one of those quarters with the significant use? Was there anything unusual there, or is it just, again, quarterly timing?

Mr. Mergenthaler:

No, there was nothing unusual in the nine months or the quarter.

Mr. Altherr:

Okay. Thank you.

Operator:

There are no more questions at this time.

Mr. Roth:

Well, I thank you again. I thank you all for your support. Obviously, it’s a challenging environment; but I hope you get a sense that we’re focused, and we look forward to the next call and sharing information with you. Thank you, again.

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Cautionary Statement

This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

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Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors.